SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 27, 2008

Domino’s Pizza, Inc.

(Exact name of registrant as specified in its charter)

Commission file number:

333-114442

Delaware	38-2511577
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106

(Address of principal executive offices)

(734) 930-3030

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Sale of company-owned stores in California and Georgia.

Domino’s Pizza, Inc. (the “Company”) has agreements in place for the sale of approximately 60 company-owned stores in California and Georgia (the “Stores”) in separate transactions with current franchisees and employees of the Company. The proceeds from the sale of the Stores are expected to be approximately $20.0 million and the sales are anticipated to be completed before the end of the second quarter of 2008. The Company does not expect the sale of the Stores to materially affect operating income. The proceeds from the sale of the Stores will provide available cash for general corporate uses.

Restructuring actions and related charge.

On February 27, 2008, the management of the Company finalized a plan (the “Plan”) to streamline operations, maximize efficiency and reduce operating costs. The Plan includes a reduction in force of approximately 55 positions. Total annualized operating cost savings (including base salary, target bonus, employee benefits and related payroll taxes) related to the Plan, excluding severance costs, are expected to be approximately $4.5 million (pre-tax). The estimated operating cost savings related to the Plan for the remainder of 2008, excluding the cost of severance, is expected to be approximately $3.5 million (pre-tax).

The Company expects to incur a charge in connection with the Plan in the first quarter of 2008 of $1.3 million, including severance related costs of $1.1 million. The Plan is expected to be completed in the first quarter of 2008 and the related payments are anticipated to be completed in fiscal 2008. The workforce reduction will impact functions related to operations, marketing and administration within the Company, and is entirely within the United States.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOMINO’S PIZZA, INC.
(Registrant)
Date: March 4, 2008
/s/ William E. Kapp
William E. Kapp
Interim Chief Financial Officer

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